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EXHIBIT 99.2

Voyager Petroleum Announces Factoring Agreement with BLN Capital Funding, LLC through Fifth Third Bank

HINSDALE IL --(PRIME NEWSWIRE) -June 6, 2008-- VOYAGER PETROLEUM INC. (OTCBB:
VYGO) (FRANKFURT: DXD.F) is pleased to announce that it has entered into a factoring agreement with BLN Capital Funding LLC, for up to $1 million in purchase order, inventory and receivables financing. Management believes this credit facility will provide the working capital necessary to generate additional revenue by accelerating production at the Detroit facility. The company is marketing its eco-friendly, re-processing method for reclaimed used oil and working diligently to inform regional automotive and industrial customers in the Midwest of its processing capabilities.

Monarch Petroleum, Voyager's wholly-owned subsidiary, operates the 20,000 sq. ft. Detroit facility using its own process for reclaimed used oils to produce petroleum and other lubricants in an economically, environmentally, and what management believes to be a socially responsible manner. The United States generates approximately 1.4 billion gallons of recoverable used oil every year according to America's Choice, the website of Safety-Kleen, a major United States re-refinery. Voyager expects to capitalize on the demand for recycled lubricants through its own process and available capacity by market penetration, customer retention and cost reductions for its potential customers.

About Voyager Petroleum

In its quest to manufacture and distribute eco-friendly petroleum-based products and services to the automotive and manufacturing aftermarket, the Company intends to promote its environmentally conscious processing methods for reclaimed used oil. The Company will seek to acquire reputable middle-market petroleum-based lubricant companies that process, blend, package, and distribute lubricants and related products as well as acquire facilities to conduct like operations.

Forward-Looking Statements

This press release contains forward-looking statements, which represent the Company's expectations or beliefs, including, but not limited to, statements concerning plans, growth and strategies, which include, without limitation, statements preceded or followed by or that include the words may, will, expect, anticipate, intend, could, estimate, or continue or the negative or other variations thereof or comparable terminology. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond the Company's control, and actual results.

Contact:

Investor Relations Inquiries:

Sebastien C. DuFort
Tel: (630) 325-7130 Ext. 222
E-mail: sdufort@voyagerpetroleum. com